Exhibit 10.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED ADVISORY AGREEMENT
This Amendment is made and entered into as of April 1, 2011 (this “Amendment”) and amends the Amended and Restated Advisory Agreement dated as of July 11, 2010 (the “Agreement”) among Wells Timberland REIT, Inc., a Maryland corporation (the “Company”), Wells Timberland Operating Partnership, L.P., a Delaware limited liability partnership (the “Partnership”), and Wells Timberland Management Organization, LLC, a Georgia limited liability company (the “Advisor”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
WHEREAS, each of the Company, the Partnership and, the Advisor desires to amend the Agreement.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, each of the Company, the Partnership and the Advisor agree as follows:
1.    Article 1 of the Agreement is hereby amended by inserting the following definitions:
“Adjusted Advisor Payment” has the meaning set forth in Section 8(F).
“Assets under Management” means the sum of (a) the actual amount invested on behalf of the Company in the Properties (including any incurred or assumed indebtedness related to the Properties and any capital improvements made subsequent to the initial investment) plus (b) with respect to Joint Ventures, the actual amount invested on behalf of the Company in the Joint Ventures plus the Company's allocable share of capital improvements made by the Joint Venture from cash flows generated by the Joint Venture, until such time as Advisor may estimate the value of all interests the Company holds in Properties or Joint Ventures for ERISA reporting purposes; and after such time, Assets under Management means the greater of (1) the sum of (x) the actual amount invested on behalf of the Company in the Properties (including any incurred or assumed indebtedness related to the Properties and any capital improvements made subsequent to the initial investment plus (y) with respect to Joint Ventures, the actual amount invested on behalf of the Company in the Joint Ventures plus the Company's allocable share of capital improvements made by the Joint Venture from cash flows generated by the Joint Venture, or (2) the aggregate value of the Company's interest in the Properties and Joint Ventures as established in connection with the most recent estimated valuation to assist ERISA fiduciaries in fulfilling their annual valuation and reporting responsibilities.
“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of March 24, 2010, among Timberlands II, LLC, a Delaware limited liability company, the Partnership, and CoBank, ACB, as the same may be amended from time to time.
“Fiscal Quarter” means any quarter of a Fiscal Year.
“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31.
“Free Cash Flow” means, for the measurement period, EBITDA (as defined in the Credit Agreement) less all capital expenditures paid by the Company on a consolidated basis less any cash distributions (except for payments of accrued but unpaid dividends as a result of any redemptions of the Company's Series A preferred stock and Series B preferred stock) paid by the Company on a consolidated basis less cash proceeds with respect to sales of Real Property (as defined in the Credit Agreement) equal to the Cost Basis (as defined in the Credit Agreement) of the Real Property sold.
“Free Cash Flow Calculation” means: (i) Free Cash Flow for the four Fiscal Quarters then ended less (ii) 1.05 multiplied by Interest Expense for the four Fiscal Quarters then ended.

“Free Cash Flow Coverage Ratio” means the ratio derived on any measurement date by dividing (a) Free Cash Flow by (b) Interest Expense.
“Free Cash Flow Coverage Ratio Requirement” means that the Free Cash Flow Coverage Ratio is at least 1.05.
“Interest Expense” means, for the four most recent Fiscal Quarters then ended, the aggregate interest expense of the Borrowers (as defined in the Credit Agreement) in respect of the Loans (as defined in the Credit Agreement) for such period, determined in accordance with GAAP, including, without duplication, all commissions, discounts and other fees charged with respect to the amortization of debt discounts and the net costs under Rate Protection Agreements (as defined in the Credit Agreement), in each cash paid or payable during such period.
“Periodic Advisor Calculation” has the meaning set forth in Section 8(F).
“Periodic Assets under Management Calculation” has the meaning set forth in Section 8(F).
“Reconciliation Statement” has the meaning set forth in Section 8(F).
2.    Article 1 of the Agreement is hereby amended by deleting the definition of “Asset Management Fee” and replacing it with the following definition:
ASSET MANAGEMENT FEE. A monthly fee in an amount equal to one-twelfth of 1.0% of Assets under Management.

3.    Section 8(A) of the Agreement is hereby amended by inserting the following sentence in Section 8(A) immediately following the first sentence:
“The Asset Management Fee shall be calculated as of the last day of each preceding month, but shall be payable at the end of each Fiscal Quarter.”
4.    Section 8 of the Agreement is hereby amended by inserting the following provision as Sections 8(F) and 8(G):
(F)    ADJUSTED ADVISOR PAYMENT.
(i)    Within 45 days after end of each Fiscal Quarter, and 90 days after the end of the Fiscal Year, and in no event later than the date of delivery of financial statements by the Advisor to the Company as of and for the end of such Fiscal Quarter, the Advisor shall provide or cause to be provided to the Company a statement (the “Reconciliation Statement”) setting forth, in reasonable detail and with appropriate calculations and computations, in all respects satisfactory to the Company: (a) as of and for the Fiscal Quarter then ended, the Asset Management Fee payable under Section 8(A) hereof plus all Operating Expenses to be reimbursed to the Advisor pursuant to Section 9(A) hereof (the “Periodic Advisor Calculation”), (b) as of and for the Fiscal Quarter then ended, a calculation setting forth one-quarter of 1.5% of Assets under Management (“Periodic Assets under Management Calculation”), and (c) the Free Cash Flow Calculation. Such Reconciliation Statement shall also include calculations and computations, in all respects satisfactory to the Company, demonstrating compliance with Free Cash Flow Coverage Ratio Requirement as of and for the following four Fiscal Quarters on a pro forma basis after giving effect to any Adjusted Advisor Payment (as defined and described below).
(ii)    Subject to the reduction set forth in Section 8(G) and elsewhere in this Agreement, and in lieu of the Asset Management Fee payable under Section 8(A) hereof plus all Operating Expenses to be reimbursed to the Advisor pursuant to Section 9(A) hereof, the Advisor shall be entitled to receive for such period an amount equal to the least of (a) the Periodic Advisor Calculation, (b) the Periodic Assets under Management Calculation and (c) the Free Cash Flow Calculation (as applicable, the “Adjusted Advisor Payment”).

(G)    LIMITATIONS.
(i)    In no event will payments be made if the payment of such fees would cause an “Event of Default” under the Credit Agreement.
(ii)    No payment shall be made by the Company to the Advisor under this Agreement if such payment would cause the Company to fail to be in compliance with the Free Cash Flow Coverage Ratio Requirement as of and for the following four Fiscal Quarters on a pro forma basis after giving effect to such payment. Such payment shall be reduced in an amount which, after giving effect to such payment, would cause the Company to be in compliance with the Free Cash Flow Coverage Ratio Requirement on a pro forma basis. The remainder of the payment after such reduction shall be paid to the Advisor in accordance with this Agreement.
5.     Section 9(C)(i) is hereby amended by striking Section 9(C)(i) in its entirety and replacing it with the following:
(i)    Operating Expenses incurred by the Advisor on behalf of the Company and the Partnership and payable pursuant to this Section 9 shall be reimbursed at the end of each Fiscal Quarter to the Advisor. All other expenses incurred by the Advisor on behalf of the Company and the Partnership and payable pursuant to this Section 9 shall be reimbursed no less than monthly to the Advisor. The Advisor shall prepare a statement documenting the expenses of the Company and the Partnership during each Fiscal Quarter, and shall deliver such statement to the Company and the Partnership within 45 days after the end of each Fiscal Quarter.
4.    Except to the extent amended hereby, the provisions of the Advisory Agreement shall remain unmodified, and the Advisory Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.
5.    This Amendment may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Advisory Agreement as of the date and year first above written.

Wells Timberland REIT, Inc.

By:
Name:	Douglas P. Williams
Title:	Executive Vice President

Wells Timberland Operating Partnership, LP
By:	Wells Timberland REIT, Inc., its General Partner

By:
Name:	Douglas P. Williams
Title:	Executive Vice President

Wells Timberland Management Organization, LLC

By:
Name:	Jess E. Jarratt
Title:	President